Exhibit 10.3

Contains Confidential Business Information

December 7, 2023

Via Electronic Mail

David Kerstein

1 James Millen Rd

North Reading, MA 01864-2985

Dear David:

As discussed, your employment with Theseus Pharmaceuticals, Inc. (the “Company”) will terminate on December 7, 2023. A copy of your Separation and Release Agreement is enclosed with this letter.

Please note that the termination of your employment is an “Involuntary Termination”, “without Cause”, which qualifies you for certain “Severance Benefits” as set forth in your Offer Letter dated September 10, 2021. The Company is pleased to provide you with Severance Benefits beyond those set forth in Section 5(a)(i) of your Offer Letter as a recognition of your contributions to the Company.

Specifically, in addition to those benefits set forth in Sections 5(a)(i) and 5(b) of your Offer Letter, you will receive 100% of your 2023 annual target bonus in lieu of the pro-rated portion of your bonus contemplated in Section 5(a)(i); as well as acceleration of your equity awards that would have vested over the twelve (12) month period from your last day.

Thank you for all you have done at the Company, and we wish you continued success.

[Signature Page to Follow]

Regards,

Theseus Pharmaceuticals, Inc.

By:	/s/ Brad Dahms
Brad Dahms
CFO

Dated:	12/1/2023

December 7, 2023

Via Electronic Mail

David Kerstein

1 James Millen Rd

North Reading, MA 01864-2985

Re:	Separation and Release Agreement

Dear David:

The purpose of this Separation and Release Agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Theseus Pharmaceuticals, Inc. (“Theseus” or the “Company”). As more fully set forth below, the Company desires to provide you with separation benefits in exchange for certain agreements by you. This Agreement shall become effective on the 8th day following your acceptance of it, as provided below (the “Effective Date”).

1.            Separation of Employment. You acknowledge that your employment with the Company shall terminate effective December 7, 2023 (the “Separation Date”). Your separation is an “Involuntary Termination”, “without Cause”, both as defined in your Offer Letter. You acknowledge that from and after the Separation Date, you shall not have any authority to and shall not represent yourself as an employee or agent of the Company, other than in connection with the consulting services you intend to provide pursuant to the Consulting Agreement between you and the Company. On the Separation Date, the Company will provide you with your final paycheck, which will include all non-severance related salary and/or wages owed to you for work performed through the Separation Date.

2.            Separation Benefits. In exchange for the mutual covenants set forth in this Agreement, the Company agrees to provide you with the following:

(a)               Payment equivalent to nine (9) months (the “Severance Period”) of your gross base salary, and 100% of your 2023 annual target bonus, less all applicable federal, state, local and other employment-related deductions (the “Separation Pay”). The Separation Pay will be paid in in a lump sum payment on the first practical payroll date after this Agreement becomes effective. You acknowledge and agree that you will only receive the Separation Pay in exchange for your execution of this Agreement.

(b)              By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical, dental and vision insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA qualifying event shall be deemed to have occurred on the Separation Date. Upon completion of the appropriate COBRA forms and your execution of this Agreement, and subject to all the requirements of COBRA, you (and your covered dependents, if applicable) will be allowed to continue participation in the Company’s health, dental and vision insurance plans. The Company will continue to pay its portion of the premium costs of coverage until the earliest of (i) the close of the Severance Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the Company’s payment of such portion of the premium costs, “Separation Benefits”). If the Company determines that it can no longer pay the Separation Benefits to the group health plan provider or the COBRA provider (if applicable), then the Company shall convert such payments to a cash payment directly to you and such payments shall be subject to tax-related deductions and withholdings. If eligible, after the expiration of the Severance Period you may continue to participate in the Company’s health, dental and vision insurance plans by paying the full COBRA premium for such coverage. All other employee benefits shall cease as of the Separation Date.

(c)               On your Separation Date, you will receive an additional twelve (12) months of vesting on all your equity awards or grants then outstanding (“Equity Acceleration”). You acknowledge and agree that you will only receive the Equity Acceleration in exchange for your execution of this Agreement.

The Separation Pay, Separation Benefits, and Equity Acceleration shall hereinafter be referred to as the “Consideration.”

3.             No Additional Amounts Owing. You acknowledge and agree that, as of the signing of this Agreement, the Consideration provided in this Agreement is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the Consideration to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge and agree that, as of the signing of this Agreement and except for the specific financial Consideration set forth in this Agreement, you have been paid and provided all wages, bonuses, vacation pay, holiday pay, paid time off, equity, and any other form of compensation that may be due to you now in connection with your employment with or separation from the Company or any of its affiliates or subsidiaries. You further acknowledge and agree that you shall no longer be eligible or entitled to participate in or receive benefits under any Company-provided or sponsored benefit plan, program, or practice, and that all such benefits shall cease as of the Separation Date.

Notwithstanding the foregoing, in the event that a Change in Control (as defined in your Offer Letter) occurs within six (6) months following your Separation Date, you will receive: (i) an additional three (3) months of your base salary; (ii) an amount equal to 100% of your annual target bonus; and (iii) all your equity awards or grants then outstanding shall immediately vest in full; all in accordance with Section 5(a)(ii) of your Offer Letter.

4.             Additional Covenants by You. You expressly acknowledge and agree to the following:

(a)               that, on or within three (3) business days of the Separation Date, you shall return to the Company all Company documents, property and equipment, including, but not limited to, building, office and worksite access cards or keys, corporate credit cards, Company-provided laptop computer and accessories, PDAs, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company vendors, partners, clients or customers, and that such property shall be returned in good working condition; provided, however, you may retain any property that is necessary to perform the consulting services contemplated by the Consulting Agreement until the Consulting Agreement is terminated;

(b)               that, subject to Section 7 of this Agreement, all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held strictly confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor; provided, that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(c)               that (i) you are bound by certain post-employment restrictive covenants and other obligations pursuant to the Proprietary Information and Inventions Agreement between you and the Company (the “PIIA”), (ii) you shall honor and abide by the terms of the PIIA, which shall survive the termination of your employment with the Company, and (iii) you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(d)               that, subject to Section 7 of this Agreement, you will not publish or communicate in any way any information or opinions intended to damage the business or personal reputations of the Company, provided, however, that nothing herein shall restrict you from making truthful statements in connection with a legal proceeding; and

(e)                that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Consideration already provided to you pursuant to Section 2 of this Agreement.

5.             Cooperation. You agree that at any time following the Separation Date, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify the Company’s outside legal counsel, Goodwin Proctor LLP, at rpuopolo@goodwinlaw.com.

6.             Release of Claims. You hereby agree that by signing this Agreement and accepting the Consideration to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company, its affiliates, parents and subsidiaries, and its and their respective officers, directors, members, managers, shareholders, unitholders, employees, attorneys, agents and assigns, whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

•	Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Lily Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973, the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B §§ 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C and any similar Massachusetts or other state or federal statute.

•	Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, including but not limited to the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Families First Coronavirus Response Act (Public Law No: 116-127, as amended and corrected), the Coronavirus Aid, Relief, and Economic Security Act (Public Law No: 116-136), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 §§ 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 §§ 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A); and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act.

•	Claims under any Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

•	Claims under any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

•	Claims under any Company compensation, employment, benefit, stock, stock option, incentive compensation, bonus, carried interest, restricted stock, and/or equity plan, program, policy, practice or agreement.

•	Any other Claim arising under other local, state or federal law.

Notwithstanding the foregoing, this Section 6 does not release the Company from any obligation expressly set forth in this Agreement.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration being provided to you under the terms of this Agreement. You further agree that should you breach this Section 6, the Company, in addition to any other legal or equitable remedy available to the Company, shall be entitled to recover any and all Consideration already provided to you pursuant to Section 2 of this Agreement.

7.            Protected Activities. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

8.            Review Period. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. The Company is also providing you with ten (10) days in which to consider and accept the terms of this Agreement (the “Review Period”) by signing below and returning it to Brad Dahms at brad.dahms@theseusrx.com. The parties agree that any modifications, material or otherwise, made to this Agreement do not and will not restart or affect in any manner whatsoever, the original ten (10) day Review Period already afforded to you. This Agreement will become effective on the date you sign it.

9.            Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that, with the exception of the PIIA, which shall remain in full force and effect according to its and their terms unless otherwise expressly provided in this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company's right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.

10.          Taxation. Both you and the Company intend this Agreement to be in compliance with, or exempt from, Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Code Section 409A. Each payment or benefit pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

11.          At-Will Employment. You acknowledge and agree that nothing in this Agreement alters the at-will nature of your employment. Nothing in this Agreement shall be construed, nor intended as, a promise of continued employment for any specific period.

12.         Voluntary Agreement. You acknowledge that you have been given sufficient time and opportunity to consult with legal counsel of your choosing for the purpose of reviewing the terms of this Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

13.          Counterparts. This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. This Agreement may be executed via transmission of electronic signature copies and/or in counterparts, each of which taken together shall be considered one instrument.

14.          Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

[signature page immediately follows]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within ten (10) days.

Regards,

Theseus Pharmaceuticals, Inc.

By:	/s/ Brad Dahms
Brad Dahms
CFO

Dated:	12/1/2023

Confirmed and Agreed:

/s/ David Kerstein
David Kerstein

Dated:	12/1/2023